Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.

We hereby consent to the incorporation by reference of our report, dated July 27, 2026, which appears in the Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (“SEC”) on July 27, 2026, in the Registration Statement on Form S-8 (file no. 333-207731, 333-292651), relating to the audit of the consolidated balance sheets of Gulf Resources, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements).

/s/ GGF CPA LTD

PCAOB NO: 2729

Guangzhou, China

July 27, 2026